EXHIBIT 21

NAVISTAR INTERNATIONAL CORPORATION

AND CONSOLIDATED SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

AS OF OCTOBER 31, 2007

STATE OR COUNTRY IN WHICH SUBSIDIARY ORGANIZED

Subsidiaries included in the financial statements, which are 100% owned:
Navistar, Inc.	Delaware
International of Mexico Holding Corporation	Delaware
Subsidiaries that are 100% owned by Navistar, Inc.:
Navistar Canada, Inc.	Canada
Navistar Financial Corporation	Delaware
IC Bus, LLC	Arkansas
SST Truck Company, LLC	Delaware
Subsidiaries that are 100% owned by International of Mexico Holding Corporation:
International Truck and Engine Corporation Cayman Islands Holding Company	Cayman Islands
Camiones y Motores International de Mexico, S.A. de C.V.	Mexico
Subsidiaries that are 100% owned by Navistar Canada, Inc.:
MWM International Industria De Motores Da America Do Sul Ltda.	Brazil
Subsidiaries less than 50% owned by Navistar, Inc., but considered to be a significant subsidiary:
Blue Diamond Parts LLC	Delaware

Subsidiaries and corporate joint ventures not shown by name in the above listing, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

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